Exhibit 99.1

NAVIGANT REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

CHICAGO, July 29, 2014 – Navigant (NYSE:NCI) today announced financial results for the second quarter ended June 30, 2014. Results for the quarter include the partial period contribution from Cymetrix Corporation, a revenue cycle management firm providing services to hospital and healthcare networks, acquired on May 14, 2014.

Financial Summary and Highlights:

•	Second quarter 2014 revenues before reimbursements (RBR) of $186.5 million and total revenues of $208.1 million.

•	Net loss per share from continuing operations of $1.55 reflecting a non-cash goodwill impairment of $122.0 million ($86.9 million or $1.78 per share on an after-tax basis).

•	Adjusted earnings per share (EPS) of $0.22 and adjusted EBITDA of $27.4 million, both of which exclude the impact of the non-cash goodwill impairment and other items.

•	Repurchased 404,508 shares of common stock in second quarter 2014 at an average cost of $17.39 per share.

•	Reiterates financial outlook for 2014.

Navigant reported second quarter 2014 RBR of $186.5 million compared to $187.1 million for second quarter 2013. Total revenues for the Company were $208.1 million for second quarter 2014 compared to $209.7 million for second quarter 2013. The Company reported a net loss from continuing operations for second quarter 2014 of $75.9 million, or $1.55 per share, reflecting a non-cash goodwill impairment of $122.0 million ($86.9 million or $1.78 per share on an after-tax basis) to reduce the carrying value of goodwill related to the Disputes, Investigations & Economics segment. Net income from continuing operations in the prior year quarter was $14.2 million, or $0.28 per share. Adjusted EPS was $0.22 for second quarter 2014 compared to $0.31 for second quarter 2013. Adjusted EBITDA was $27.4 million for second quarter 2014 compared to $34.5 million for the second quarter 2013.

Julie Howard, Chairman and Chief Executive Officer, commented, “During the quarter, better-than-expected performance from several regulatory compliance matters in the Financial, Risk & Compliance segment only partially offset lower organic growth in other areas, particularly in our Healthcare segment. However we still expect to deliver on our previously stated RBR expectations for the full year 2014, albeit with a different mix among business areas than previously anticipated. Longer term, we expect our Healthcare and Energy segments to reaccelerate organic growth as we benefit from favorable industry demand trends in these high-growth sectors and as we continue to pursue and develop solutions that offer more consistent, recurring revenue opportunities. During the quarter, we announced the acquisition of Cymetrix which represents an important step in this direction. This and other recent investments, along with the addition of senior hires throughout the organization, are expected to accelerate our growth plans but have impacted near-term profitability.”

Segment Financial Summary

	For the quarter ended June 30,
	2014	2013	Change
RBR ($000)
Disputes, Investigations & Economics	$76,294	$76,352	-0.1%
Financial, Risk & Compliance	32,193	40,097	-19.7%
Healthcare	54,446	46,814	16.3%
Energy	23,571	23,803	-1.0%

Total Company	$186,504	$187,066	-0.3%

Total Revenues ($000)
Disputes, Investigations & Economics	$82,444	$82,828	-0.5%
Financial, Risk & Compliance	38,224	46,939	-18.6%
Healthcare	60,476	52,383	15.4%
Energy	26,953	27,505	-2.0%

Total Company	$208,097	$209,655	-0.7%

Segment Operating Profit ($000)
Disputes, Investigations & Economics	$26,213	$25,393	3.2%
Financial, Risk & Compliance	13,541	16,791	-19.4%
Healthcare	15,475	18,110	-14.5%
Energy	7,009	8,075	-13.2%

Total Company	$62,238	$68,369	-9.0%

Segment Operating Margin (% of RBR)
Disputes, Investigations & Economics	34.4%	33.3%
Financial, Risk & Compliance	42.1%	41.9%
Healthcare	28.4%	38.7%
Energy	29.7%	33.9%

Total Company	33.4%	36.5%

Healthcare RBR increased 16% year-over-year for second quarter 2014. Growth was driven by an increased contribution from Navigant’s revenue cycle management services, which include both the Cymetrix and Alleviant operations. The integration of the acquired Cymetrix operations is proceeding according to plan. On an organic basis, RBR was flat for the segment in the second quarter, year over year, primarily because two sizeable engagements that were completed in the second half of 2013 have not yet been replaced with similarly sized projects in 2014. Additionally, the U.S. Government’s postponement of the ICD-10 compliance date has caused some clients to cancel or delay their related engagements. Segment operating profit was 15% lower compared to second quarter 2013. Navigant expects a resumption of year-over-year organic growth in the Healthcare segment in the second half of 2014.

The Financial, Risk & Compliance segment benefited from strong demand from financial institutions which are required to address heightened regulation and compliance requirements. The segment delivered better-than-anticipated RBR for second quarter 2014, resulting in a smaller than expected year-over-year RBR decline compared to second quarter 2013. The decline in year-over-year RBR reflects significant RBR from mortgage servicing review engagements in the second quarter of 2013 which were substantially completed in the first half of 2013 as well as the expected reduced RBR contribution from restructuring services in 2014. For the second quarter 2014, segment operating margin remained stable at 42% as segment operating profit declined 19% year-over-year, consistent with the expected decline in RBR.

RBR performance for the Energy segment in the second quarter 2014 was relatively consistent compared to second quarter 2013 RBR. Segment operating profit in the second quarter 2014 decreased 13% year over year due to investments in senior hires during 2014. Navigant expects to benefit over time from the recent investments in senior hires and ongoing alignment of resources with anticipated market trends. Additionally, Navigant is investing in the expansion of the segment’s capabilities more broadly into other growth areas, including oil and gas.

Stable RBR performance in the Disputes, Investigations & Economics segment for second quarter 2014 compared to 2013 reflected strong demand in the global construction sector and in the legal technology solutions area. These improvements were offset by lower RBR from the economics business and from international arbitration services which experienced a very strong environment in the prior year period. Segment operating profit increased 3% compared to the same period of 2013.

Goodwill Impairment

After performing its annual goodwill impairment test during the second quarter of 2014 and in connection with the preparation of its second quarter 2014 financial statements, the Company determined that a pre-tax goodwill impairment of $122.0 million related to its Disputes, Investigations & Economics segment was necessary. In making this determination, the Company considered historical financial performance, future projections for the segment and other considerations. The impairment is only partially deductible for income tax purposes, reducing the associated tax benefit of the impairment and resulting in the Company’s second quarter 2014 effective tax rate being significantly lower than historical rates. The goodwill impairment was non-cash in nature and did not affect the Company’s current liquidity, cash flows, borrowing capability or operations, nor did it impact the debt covenants under its credit agreement.

Cash Flow

Net cash provided by operating activities was $35.2 million for second quarter 2014 compared to $47.5 million for the same period in 2013. Free cash flow was $17.2 million for second quarter 2014 compared to $24.5 million for the same period in 2013. The decrease in free cash flow was primarily due to lower earnings in second quarter 2014 compared to 2013 and increased capital spending, primarily on technology infrastructure and software investments. DSO was 82 days as of June 30, 2014 compared to 79 days at June 30, 2013.

Bank debt was $188.8 million at June 30, 2014 compared to $128.1 million at June 30, 2013. The increase reflects additional borrowings to fund the Cymetrix acquisition. Leverage (bank debt divided by trailing twelve month adjusted EBITDA) increased to 1.71 at June 30, 2014 compared to 1.05 at June 30, 2013.

Navigant repurchased 404,508 shares of common stock during second quarter 2014 at an aggregate cost of $7.0 million and an average cost of $17.39 per share. As of June 30, 2014, $85.6 million remained on the Company’s share repurchase authorization.

Lucinda (Cindy) Baier, Executive Vice President and Chief Financial Officer, commented, “We are excited to add Cymetrix to our portfolio during the second quarter, and we are pleased with the initial progress of the integration. The financial flexibility resulting from our significant deleveraging over the past several years enabled us to use our credit facility to finance the acquisition of Cymetrix. Moving forward, we plan to make the necessary investments in additional infrastructure and technology to ensure a successful integration of the acquired operations while maintaining the ability to pursue additional growth initiatives. At the same time, our anticipated strong operating cash flows are expected to help reduce our leverage ratio to under 1.5 by the end of 2014 even as we continue to return cash to shareholders through our ongoing share repurchase program.”

2014 Outlook

Navigant reiterated its full year 2014 outlook of RBR in the range of $772 and $816 million with 2014 total revenues estimated in the range of $848 and $892 million. Adjusted EBITDA is expected to range between $120 and $130 million and adjusted EPS is estimated to be between $0.94 and $1.06.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call Details

Julie Howard and Cindy Baier will host a conference call to discuss the Company’s second quarter 2014 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Tuesday, July 29, 2014. The conference call may be accessed via the Navigant website (www.navigant.com/investor_relations) or by dialing 888.469.1095 (517.308.9064 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. A report of financial and related supplemental information is also available via the Navigant website.

About Navigant

Navigant (NYSE: NCI) is a specialized, global professional services firm dedicated to assisting clients in creating and protecting value in the face of critical business risks and opportunities. Enhanced by senior level engagement with clients, Navigant professionals provide services that extend from expert and advisory work through implementation and outsourcing. The firm combines deep technical expertise in Disputes and Investigations, Economics, Financial Advisory and Management Consulting with business pragmatism to address clients’ needs in highly regulated industries including Construction, Energy, Financial Services and Healthcare. More information about Navigant can be found at www.navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the success of the Company’s organizational changes and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; operational risks associated with new or expanded service areas, including revenue cycle management; impairments; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; professional liability; potential legislative and regulatory changes; continued access to capital; and market and general economic conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at www.navigant.com/investor_relations. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

For additional information contact:

Paul Longhini

Investor Relations

312.583.5836

plonghini@navigant.com

###

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data (1))

(Unaudited)

	For the quarter ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Revenues:
Revenues before reimbursements	$186,504	$187,066	$361,560	$370,200
Reimbursements	21,593	22,589	44,285	48,954

Total revenues	208,097	209,655	405,845	419,154
Costs of services:
Cost of services before reimbursable expenses	126,792	122,360	246,920	245,412
Reimbursable expenses	21,593	22,589	44,285	48,954

Total costs of services	148,385	144,949	291,205	294,366
General and administrative expenses	34,237	32,556	67,339	65,122
Depreciation expense	4,953	4,100	9,262	7,830
Amortization expense	1,633	1,713	2,995	3,411
Other operating costs (benefit):
Contingent acquisition liability adjustments, net	(2,444)	—	(3,604)	—
Office consolidation, net	—	290	—	498
Gain on disposition of assets	—	—	—	(1,715)
Goodwill impairment	122,045	—	122,045	—
Other impairment	204	—	204	—

Operating income (loss)	(100,916)	26,047	(83,601)	49,642
Interest expense	1,397	1,172	2,235	2,397
Interest income	(71)	(112)	(160)	(275)
Other (income) expense, net	186	6	268	(142)

Income (loss) from continuing operations before income tax (benefit) expense	(102,428)	24,981	(85,944)	47,662
Income tax (benefit) expense	(26,569)	10,732	(20,455)	20,298

Net income (loss) from continuing operations	(75,859)	14,249	(65,489)	27,364
Income (loss) from discontinued operations, net of tax	—	(299)	509	384

Net income (loss)	$(75,859)	$13,950	$(64,980)	$27,748

Basic per share data
Net income (loss) from continuing operations	$(1.55)	$0.28	$(1.34)	$0.55
Income (loss) from discontinued operations, net of tax	$—	$(0.01)	$0.01	$0.01

Net income (loss) (1)	$(1.55)	$0.28	$(1.33)	$0.55

Shares used in computing basic per share data	48,971	50,041	48,917	50,168
Diluted per share data
Net income (loss) from continuing operations	$(1.55)	$0.28	$(1.34)	$0.53
Income (loss) from discontinued operations, net of tax	$—	$(0.01)	$0.01	$0.01

Net income (loss)	$(1.55)	$0.27	$(1.33)	$0.54

Shares used in computing diluted per share data (2)	48,971	51,022	48,917	51,191

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,852	$1,968
Accounts receivable, net	205,527	167,066
Prepaid expenses and other current assets	26,633	24,554
Deferred income tax assets	14,550	17,314

Total current assets	256,562	210,902
Non-current assets:
Property and equipment, net	57,149	44,338
Intangible assets, net	27,776	10,778
Goodwill	571,863	615,343
Other assets	20,984	22,836

Total assets	$934,334	$904,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,087	$13,415
Accrued liabilities	11,006	12,691
Accrued compensation-related costs	59,002	78,610
Income tax payable	—	1,137
Other current liabilities	28,990	32,009

Total current liabilities	110,085	137,862
Non-current liabilities:
Deferred income tax liabilities	71,240	86,571
Other non-current liabilities	38,888	26,016
Bank debt non-current	188,825	56,673

Total non-current liabilities	298,953	169,260

Total liabilities	409,038	307,122

Stockholders’ equity:
Common stock	63	63
Additional paid-in capital	606,606	598,724
Treasury stock	(262,522)	(247,106)
Retained earnings	189,755	254,735
Accumulated other comprehensive loss	(8,606)	(9,341)

Total stockholders’ equity	525,296	597,075

Total liabilities and stockholders’ equity	$934,334	$904,197

Selected Data
Days sales outstanding, net (DSO)	82	65

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$(75,859)	$13,950	$(64,980)	$27,748
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation expense	4,953	4,100	9,262	7,830
Accelerated depreciation—office consolidation	—	290	—	498
Amortization expense	1,633	1,713	2,995	3,411
Amortization expense—client-facing software	178	78	242	151
Share-based compensation expense	2,522	2,874	5,236	5,419
Accretion of interest expense	490	234	654	453
Deferred income taxes	(31,638)	4,951	(24,395)	11,973
Allowance for doubtful accounts receivable	1,904	972	2,784	1,227
Contingent acquisition liability adjustments, net	(2,444)	—	(3,604)	—
Gain on disposition of assets	—	—	—	(1,715)
Gain on disposition of discontinued operations	—	—	(509)	—
Goodwill impairment	122,045	—	122,045	—
Other impairment	204	—	204	—
Changes in assets and liabilities (net of acquisitions and dispositions):
Accounts receivable	(8,943)	680	(29,293)	(16,264)
Prepaid expenses and other assets	2,864	5,728	141	7,125
Accounts payable	(1,765)	(5,629)	(4,216)	(5,559)
Accrued liabilities	(472)	1,460	(1,695)	87
Accrued compensation-related costs	19,703	20,644	(21,619)	(21,428)
Income taxes payable	239	132	(837)	(5,412)
Other liabilities	(370)	(4,692)	(4,879)	21

Net cash (used in) provided by operating activities	35,244	47,485	(12,464)	15,565
Cash flows from investing activities:
Purchases of property and equipment	(4,450)	(2,075)	(10,942)	(5,755)
Acquisitions of businesses, net of cash acquired	(83,334)	—	(84,834)	—
Proceeds from dispositions, net of selling costs	—	—	824	15,607
Payments of acquisition liabilities	(443)	(348)	(443)	(348)
Capitalized client-facing software	(36)	(633)	(864)	(2,001)

Net cash (used in) provided by investing activities	(88,263)	(3,056)	(96,259)	7,503
Cash flows from financing activities:
Issuances of common stock	516	1,074	1,535	2,145
Repurchase of common stock	(7,036)	(7,451)	(14,427)	(13,645)
Payments of contingent acquisition liabilities	—	(1,287)	(107)	(3,287)
Repayments to banks	(88,497)	(101,764)	(156,895)	(204,444)
Borrowings from banks	156,420	65,224	288,774	199,338
Other, net	(1,272)	(507)	(2,281)	(1,452)

Net cash (used in) provided by financing activities	60,131	(44,711)	116,599	(21,345)

Effect of exchange rate changes on cash and cash equivalents	2	(69)	8	(187)

Net increase in cash and cash equivalents	7,114	(351)	7,884	1,536
Cash and cash equivalents at beginning of the period	2,738	2,939	1,968	1,052

Cash and cash equivalents at end of the period	$9,852	$2,588	$9,852	$2,588

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (3)

(In thousands, except per share data)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP financial measures in addition to GAAP financial measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these non-GAAP financial measures may not be comparable to similarly-titled measures of other companies.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings Per Share (4)	For the quarter ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Severance expense	$1,972	$2,372	$2,477	$3,806
Income tax benefit (5)	(758)	(798)	(957)	(1,223)

Impact of severance expense, net of tax	$1,214	$1,574	$1,520	$2,583

Other operating benefit—contingent acquisition liability adjustment	$(2,444)	$—	$(3,604)	$—
Income tax expense (5)	985	—	1,453	—

Impact of other operating benefit—contingent acquisition liability adjustment, net of tax	$(1,459)	$—	$(2,151)	$—

Other operating costs —office consolidation	$—	$290	$—	$498
Income tax benefit (5)	—	(117)	—	(201)

Impact of other operating costs—office consolidation, net of tax	$—	$173	$—	$297

Other operating benefit—gain on disposition of assets	$—	$—	$—	$(1,715)
Income tax expense (5)	—	—	—	692

Impact of other operating benefit—gain on disposition of assets, net of tax	$—	$—	$—	$(1,023)

Other operating costs—goodwill impairment	$122,045	$—	$122,045	$—
Income tax benefit (5)	(35,111)	—	(35,111)	—

Impact of other operating costs—goodwill impairment, net of tax	$86,934	$—	$86,934	$—

Other operating costs—other impairment	$204	$—	$204	$—
Income tax benefit (5)	(82)	—	(82)	—

Impact of other operating costs—other impairment, net of tax	$122	$—	$122	$—

EBITDA reconciliation:
Operating income (loss)	$(100,916)	$26,047	$(83,601)	$49,642
Depreciation expense	4,953	4,100	9,262	7,830
Accelerated depreciation—office consolidation	—	290	—	498
Amortization expense	1,633	1,713	2,995	3,411

EBITDA	$(94,330)	$32,150	$(71,344)	$61,381
Severance expense	1,972	2,372	2,477	3,806
Other operating benefit—contingent acquisition liability adjustment	(2,444)	—	(3,604)	—
Other operating benefit—gain on disposition of assets	—	—	—	(1,715)
Other operating costs—goodwill impairment	122,045	—	122,045	—
Other operating costs—other impairment	204	—	204	—

Adjusted EBITDA	$27,447	$34,522	$49,778	$63,472

Net income (loss) from continuing operations	$(75,859)	$14,249	$(65,489)	$27,364
Impact of severance expense, net of tax	1,214	1,574	1,520	2,583
Impact of other operating benefit—contingent acquisition liability adjustment, net of tax	(1,459)	—	(2,151)	—

Impact of other operating costs—office consolidation, net of tax	—	173	—	297
Impact of other operating benefit—gain on disposition of assets, net of tax	—	—	—	(1,023)
Impact of other operating costs—goodwill impairment, net of tax	86,934	—	86,934	—
Impact of other operating costs—other impairment, net of tax	122	—	122	—

Adjusted net income	$10,952	$15,996	$20,936	$29,221

Shares used in computing adjusted per diluted share data (6)	50,078	51,022	50,257	51,191
Adjusted earnings per share	$0.22	$0.31	$0.42	$0.57

Free Cash Flow (7)	For the quarter ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Net cash (used in) provided by operating activities	$35,244	$47,485	$(12,464)	$15,565
Changes in assets and liabilities	(11,256)	(18,323)	62,398	41,430
Allowance for doubtful accounts receivable	(1,904)	(972)	(2,784)	(1,227)
Purchases of property and equipment	(4,450)	(2,075)	(10,942)	(5,755)
Payments of acquisition liabilities	(443)	(348)	(443)	(348)
Payments of contingent acquisition liabilities	—	(1,287)	(107)	(3,287)

Free Cash Flow	$17,191	$24,480	$35,658	$46,378

Leverage Ratio (8)	At June 30,
	2014	2013
Adjusted EBITDA for prior twelve-month period	$110,379	$122,446
Bank debt	$188,825	$128,064
Leverage ratio	1.71	1.05

Footnotes

(1)	Per share data may not sum due to rounding.
(2)	For the three and six months ended June 30, 2014, the Company reported a net loss. For those periods, the basic weighted average common shares outstanding equals the diluted weighted average common shares outstanding for purposes of calculating U.S. GAAP earnings per share because potentially dilutive securities would be antidilutive.
(3)	During the year ended December 31, 2013, the United Kingdom financial services advisory business was sold. The results of operations from this business are presented as discontinued operations. All non-GAAP financial measures are presented on a continuing operations basis unless otherwise noted.
(4)	EBITDA is earnings from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted net income and adjusted earnings per share exclude the net income (loss) and per share net income (loss) impact of discontinued operations, severance expense and other operating costs (benefit). Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these measures provide investors with enhanced comparability of the Company’s results of operations across periods.
(5)	Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.
(6)	For the three and six months ended June 30, 2014, the Company reported a net loss. For non-GAAP purposes, the per share and share amounts presented here reflect the inclusion of potentially dilutive shares based on the impact of the add backs included in Adjusted Net Income.
(7)	Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.
(8)	Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company’s debt obligations.